Exhibit 99.2

On October 7, 2011, Solutia Inc. (“Solutia”) released a video in which Jeffry N. Quinn, Chairman, President and Chief Executive Officer of Solutia, discussed Solutia’s proposed acquisition of Southwall Technologies Inc. Below is a transcript of the video.

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Forward Looking Statements

This communication may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the proposed business combination and similar transactions; prospective performance and opportunities of the companies and the outlook for the companies’ businesses; the development and delivery of new products; the anticipated timing and success in obtaining filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q and those risks and uncertainties described in Southwall’s most recent Annual Report on Form 10-K, including under “Cautionary Statement For the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors”, and Southwall’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com and the “Investor Relations” section of Southwall’s website at www.southwall.com, respectively. Additional risks and uncertainties relating to the proposed business combination include, without limitation, uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Southwall stockholders will tender their shares in the tender offer; the possibility that closing conditions to the transaction may not be satisfied or waived, including that required regulatory approvals may not be obtained in a timely manner, if at all; and the possibility that anticipated benefits of the transaction, including synergies, may not be realized. Solutia and Southwall disclaim any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence except as required by law.

Notice to Investors

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to buy shares of Southwall common stock will be made pursuant to an offer to purchase and related materials that Solutia intends to file with the Securities and Exchange Commission (SEC). At the time the tender offer is commenced, Solutia will cause a new wholly owned subsidiary, Backbone Acquisition Sub, Inc., to file a tender offer statement on Schedule TO with the SEC. Investors and security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Southwall with the SEC, because they will contain important information. These materials will be sent free of charge to all stockholders of Southwall when available. In addition, these documents (and all other materials filed by Southwall or Solutia with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and certain other related tender offer documents (once they become available) may be obtained free of charge at www.solutia.com. A copy of the tender offer statement, the solicitation/recommendation statement and other related tender offer documents (once they become available) may be obtained free of charge at www.southwall.com.

Additional Information about the Merger and Where to Find It

In the event that the proposed merger requires a vote of the stockholders of Southwall, Southwall will file a proxy statement and other relevant materials with the SEC pursuant to the terms of the definitive merger agreement by and among Solutia, Backbone Acquisition Sub, Inc. and Southwall. These documents (and all other materials filed by Southwall or Solutia with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. A copy of the proxy statement (once it becomes available) may be obtained free of charge at www.southwall.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when and if they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Southwall and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Southwall stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Southwall’s executive officers and directors by reading Southwall’s proxy statement for its 2011 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Additional information about the interests of potential participants will be included in the proxy statement and other relevant materials which may be filed with the SEC in connection with the proposed merger when and if they become available.

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Those of you who have heard me talk about Solutia over the last several years have heard me emphasize our intention to seize strategic opportunities in emerging markets, expand the reach of our premium products and position Solutia for sustainable growth in today’s dynamic global market.

I believe purposeful, targeted actions are an essential component of elevating Solutia’s global leadership in performance materials and specialty chemicals. Since the beginning of 2010, Solutia has selectively acquired assets that expanded our capabilities and increased the scale of our existing businesses.

Today, we take another deliberate step in line with this strategy, announcing we have signed a definitive agreement to purchase Southwall Technologies Incorporated, a leading innovator of energy-saving films and glass products for automotive, electronic and architectural markets. This acquisition joins Solutia’s commercial and manufacturing expertise with Southwall’s next-generation innovation capabilities to turn Solutia into a global technology and manufacturing leader of performance films.

We expect to close the transaction by the first quarter of 2012. The acquisition will be funded from existing cash on hand and will not require third-party financing. We anticipate this acquisition will be accretive to Solutia’s earnings per share in the first year. The purchase price represents approximately 9.5x Southwall’s projected 2011 EBITDA without synergies and approximately 6x, post-synergies.

Our priorities for the company’s excess cash flow remain the same, and quite frankly haven’t changed in a long time. Over the past couple of years, we have maintained surplus liquidity, in part for the purpose of positioning the company to opportunistically acquire highly synergistic, strategic bolt-on acquisitions like this Southwall transaction. Our commitment to re-invest in our businesses through high returning growth projects remains a priority, as does the continued reduction of our leverage profile. And finally, in time we will consider returning a portion of excess cash flow to our shareholders through a dividend and/or share repurchases.

The acquisition secures Solutia’s access to Southwall’s proprietary XIR technology, a key base material for the company’s high-growth V-Kool premium aftermarket window films. In addition, Southwall brings added state-of-the-art manufacturing capacity and capabilities that will supply the fast growing demand for high-tech films for the electronics market, an essential component in many e-readers, touchscreens and smartphones. This growth is driven by the industry shift from glass to films, which provides cost-effective solutions that make devices lighter and more flexible, with less breakage.

This acquisition also gives Solutia the unique ability to expand its product offerings to its current customers by offering Southwall’s patented XIR transparent film encapsulated between layers of Solutia’s Saflex® polyvinyl butyral interlayers. This “interlayer stack” forms a protective barrier against the harmful effects of the sun in laminated automotive glass, with some play in the architectural market as well. This positions us for a unique expansion of our product offerings, providing yet another performance-enhancing option to our customers.

This acquisition turns Solutia into the global leader of sputtering technology with assets on three continents - Europe, North America and Asia - and capabilities to bring the next generation of XIR films to our V-Kool customers and drive the development of other next generation window films for our LLumar brand as well as conductive films that achieve levels of optical clarity comparable to glass in readability for our electronics business.

As I have explained, sputtering technology is the lifeblood of the high-growth electronics and sophisticated window films markets. Southwall’s leadership in the advancement of this technology spans more than 25 years and has led to step-changes in manufacturing efficiencies and an unparalleled capability to innovate.

As we integrate Southwall, we will benefit from the utilization of their high-speed production assets and proprietary optical monitoring systems, resulting in an improved cost structure for the Performance Films division.

They say “if opportunity doesn’t knock, build a door.” At Solutia, we’re not only recognizing opportunity, we’re building a door to future success by aligning our actions with a proven strategy to capture growth.

This growth, coupled with Solutia’s market leadership, comes with a great responsibility to our stakeholders.

Our commitment to provide valuable solutions to our customers, while maintaining a strong capital structure remains steadfast. In the last several years, Solutia has reiterated our commitment to grow the value of the company while keeping our focus sharp. We have created a Solutia that is positioned to win in high-growth markets.

We welcome Southwall Technologies to our global family.